Schedule 5.3.8
to the Share Sale and Purchase Agreement
between Statoil ASA and Statpet AS
and Norsk Teekay AS
dated 15 December 2002

Litigation and investigations

We refer to the Share Sale and Purchase Agreement (the “Agreement”) entered into on 15 December 2002 between Statoil ASA (“Statoil”) and Statpet AS (“Statpet”) on the one side and Norsk Teekay AS on the other side.

Words and expressions defined or used in the Agreement have the same meanings in this Schedule, unless the contrary is expressly stated or where those meanings would be clearly inconsistent in the relevant context.

The representation set out in Clause 5.3.8 is qualified by the following:

–	Navion has received a claim under a guarantee issued by Navion for rental payments under a lease contract in Aberdeen in the amount of GBP 194.451 (plus interest and costs). The matter is subject to litigation.

–	Navion Shipping AS is in a dispute with Koch on unlawful discharge orders under charterparty dated 01.11.02. Navion Shipping AS claims that Koch could not alter their discharge orders from Rotterdam to USG after declaration of discharge port. This view is supported by Navion Shipping AS’ legal advisors. The alteration of discharge port would put Navion Shipping AS in breach towards the next voyage charterer Statoil.

Navion Shipping AS has decided to comply with Koch’s final voyageorder and charter in new tonnage to lift the next scheduled cargo for Statoil. The difference in freight is approximately USD 500.000. Navion Shipping AS have notified Koch that they will hold Koch responsible for the additional cost for replacement tonnage.